Exhibit 10.32
REVANCE THERAPEUTICS, INC.
2024 MANAGEMENT BONUS PROGRAM

On February 7, 2024, upon recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Revance Therapeutics, Inc. (the “Company”), the Board approved the Company’s 2024 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to 2024 performance.

The 2024 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.

The Company’s 2024 corporate goals include (i) achievement of specified total revenue targets for DAXXIFY® and the RHA® Collection of dermal fillers combined (80% weighting); (ii) achievement of DAXXIFY® for cervical dystonia payor coverage (10% weighting); (iii) achievement of a regulatory milestone related to DAXXIFY® (10%); and (vi) additional stretch goals (up to 15%) relating to financial and strategic milestones.

The cash bonus for Mr. Foley will be based on the achievement of the 2024 corporate goals (100% weighting). For each of the other executive officers, the bonus will be based on achievement of corporate goals, subject to a modifier for individual performance that may increase or decrease the total bonus payout. The executive officers’ actual bonuses for fiscal year 2024 are capped at 155% of each executive officer’s 2024 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals, including stretch goals. Payment of bonuses to the Company’s executive officers under the 2024 Bonus Program and the actual amount of such bonus, if any, are at the discretion of the Committee. All bonuses under the 2024 Bonus Program are subject to recoupment in accordance with (i) the Company’s Incentive Compensation Recoupment Policy adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law and (iii) any policy the Company otherwise voluntarily adopts, to the extent applicable and permissible under applicable law.